EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2546

SHAW TO RESTATE PRIOR FINANCIAL RESULTS TO INCREASE
FISCAL YEAR 2004 OPERATING INCOME BY $3.1 MILLION AND INCREASE
SIX-MONTHS ENDED FEBRUARY 28, 2005 OPERATING INCOME BY $0.9 MILLION

     BATON ROUGE, July 6, 2005 — The Shaw Group Inc. (NYSE: SGR) announced today that it will restate its fiscal year ended August 31, 2004 financial statements and its six months ended February 28, 2005 financial statements to correct an accounting error. Shaw’s previously reported fiscal year ended August 31, 2004 operating income will be restated to increase operating income by $3.1 million (a $2.0 million decrease in net loss, after taxes or $0.03 per diluted share). The restated operating income for the fiscal year ended August 31, 2004 is $7.1 million. The restated net loss for the same period is $29.0 million or $0.50 per diluted share.

     Shaw’s previously reported six months ended February 28, 2005 operating income will be restated to increase operating income by $0.9 million (a $0.6 million increase in net income, after taxes or $0.01 per diluted share). The restated operating income for the six months ended February 28, 2005 is $49.7 million. The restated net income for the same period is $20.3 million or $0.31 per diluted share.

     The accounting error was an overstatement of operating expenses related to employee benefit costs for Shaw Energy Delivery Services, a business unit acquired by Shaw in December 2003.

     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $3 billion in annual revenues, Shaw employs approximately 20,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. The Company was recently named to Fortune magazine’s annual list of “America’s Most Admired Companies” for the second consecutive year. For further information, please visit Shaw’s website at www.shawgrp.com.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com..

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